SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2008

GRILL CONCEPTS, INC.
(Exact name of registrant as specified in Charter)

Delaware	0-23326	13-3319172
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

6300 Canoga Avenue, Suite 1700 Woodland Hills, California 91367
(Address of Principal Executive Offices)(Zip Code)

818-251-7000
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 27, 2008, Grill Concepts, Inc. (the "Company") implemented a temporary plan (the "Plan") pursuant to which each officer at the Vice President level and higher agreed to accept equity in the Company in lieu of cash in an amount equal to10% of their salary and each director agreed to accept equity in the Company in lieu of cash in an amount equal to100% of their compensation (the "Salary Reduction Amount").

In lieu of payment of the Salary Reduction Amount in cash, each participant in the Plan will be issued Restricted Stock Units ("RSUs") under the Company's 2006 Equity Incentive Plan. RSUs will be issued to each participant at the end of each pay period based on the average closing price of the Company's common stock over the three trading days ended on the date of issuance. All RSUs shall be subject to vesting provisions pursuant to which the RSUs and underlying shares of common stock will be subject to restrictions on transfer, and forfeiture, for a period of one year from issuance of each applicable RSU; provided, however, that vesting of the RSUs and underlying shares of common stock will be accelerated and the forfeiture requirement will lapse (1) in the case of termination of employment or services prior to full vesting, other than termination for gross misconduct or grave moral turpitude, 1/12 per month for each full month of continued service during the vesting period, and (2) in the case of sale or change of control of the Company or the death or permanent disability of the participant, in full on such event. Common stock certificates will be issued in settlement of the RSUs on the vesting date of each RSU.

The Plan will remain in place until further notice from the board of directors and will be available to all salaried employees on a voluntary basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GRILL CONCEPTS, INC.

Dated: October 30, 2008

By: /S/ Wayne Lipschitz

Wayne Lipschitz

Chief Financial Officer